Natera Reports First Quarter 2016 Financial Results

SAN CARLOS, Calif., May 10, 2016 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the first quarter ended March 31, 2016 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Generated total revenues of $61.9 million in the first quarter of 2016 compared to $47.4 million in the first quarter of 2015, an increase of 31%
  Accessioned greater than 105,000 tests in the first quarter of 2016 compared to approximately 64,000 tests accessioned in the first quarter of 2015, an increase of approximately 64%
  Accessioned greater than 81,000 Panorama tests in the first quarter of 2016 compared to approximately 55,000 tests accessioned in the first quarter of 2015, an increase of approximately 47%
  Accessioned greater than 19,400 Horizon carrier screening tests in the first quarter of 2016 compared to approximately 6,000 Horizon carrier screening tests accessioned in the first quarter of 2015, an increase of approximately 223%
  Expanded our base of in-network covered lives with regional and national commercial plans. Total covered lives under in-network contracts in the United States now exceed 175 million lives in our direct commercial channel alone, and roughly 200 million lives in our direct and laboratory partner commercial channels
  Strengthened our management team with the promotion of Dr. Kimberly Martin to senior global medical director, Women's Health and the additions of Bruce Yeager as VP, Market Access, and Dr. Ramesh Hariharan as Vice President, Marketing and Medical Education
  Realized substantial reduction in Panorama cost of goods sold via technology innovations that have further reduced sequencing costs and eliminated lab workflows

"We are very pleased with our performance in the quarter," said Matt Rabinowitz, Natera's chief executive officer. "We believe this demonstrates the strength of our commercial offering, and our progress on COGS and in-network agreements position us well for long-term leadership in women's health and other areas of genetic testing such as oncology."

First Quarter Ended March 31, 2016 Financial Results

Total revenues were $61.9 million compared to $47.4 million for the first quarter of 2015, an increase of 31%. This was primarily due to higher test volumes, particularly for Panorama and Horizon. Tests accessioned were greater than 105,000 tests in the first quarter of 2016 compared to approximately 64,000 tests in the first quarter of 2015, an increase of approximately 64%. Roughly 45% of first quarter total revenue was derived from test volumes accessioned in the quarter; the balance of our revenues was derived from tests accessioned in prior periods.

Gross profit for the three months ended March 31, 2016 was $29.6 million, representing a 48% gross margin, compared to $22.6 million, representing a 48% gross margin in the same period of the prior year.* Gross margins remained effectively flat between the first quarter 2016 and 2015 as we mitigated the impact of NIPT coding changes that reduced average selling price in 2015 by improving collections on previously denied claims, reducing our cost of goods sold on a per unit basis, and increasing our commercial focus on our most profitable accounts.

Total operating expenses, representing research and development and selling, general and administrative expenses, for the three months ended March 31, 2016 were $39.2 million, an increase of 36% compared to $28.9 million in the same period of the prior year. The increase in the three months ended March 31, 2016 over the prior period was driven primarily by an increase in research and development activities and additional headcount.

Loss from operations for the first quarter of 2016 was $9.6 million compared to $6.3 million for the same period of the prior year.

Net loss for the three months ended March 31, 2016 was $8.7 million, or ($0.17) per share, compared to $10.0 million, or ($1.89) per share, for the same period in 2015. Weighted average shares of common stock outstanding were 50.4 million for the first quarter of 2016 and 5.3 million for the same period in 2015. The increase in weighted average shares of common stock outstanding between the first quarter 2016 and 2015 is primarily due to Natera's initial public offering on July 1, 2015 in which we sold 10.9 million newly issued common shares and 31.4 million preferred shares were automatically converted into common stock on a one-to-one basis.

At March 31, 2016 we held $232.2 million in cash, cash equivalents, short-term investments and restricted cash, compared to $232.1 million as of December 31, 2015. As of December 31, 2015, we had drawn down $42.0 million under our $50 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 65 bps, and this amount remains outstanding as of March 31, 2016. This line of credit was drawn down primarily to repay all then existing indebtedness at a significantly lower interest rate. The line is secured by our investment portfolio, which is designed to yield higher returns than the borrowing rate we incur.

2016 Financial Outlook

Natera anticipates 2016 total revenue of $200 million to $220 million; 2016 cost of product revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $120 million to $130 million; research and development costs to be $45 million to $50 million, and net cash burn to be $75 million to $85 million**. Natera's research and development investments are intended to enhance the service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology. In 2017, Natera expects revenue growth to closely track Natera's continued volume growth, driven by stable in-network pricing and broad payer coverage across our reproductive health business.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Net cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2016 to be between $70 and $80 million) and GAAP net purchases of property and equipment (estimated for 2016 to be approximately $5 million).

About Natera

Natera is a leading genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its direct sales force, laboratory distribution partners, and licensees that can run tests in their own laboratories and have the data analyzed through Natera's cloud-based Constellation™ software system. Tests include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; and the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation. Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's First Quarter 2016 Results Conference Call
Date:	Tuesday, May 10, 2016
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	97911418
Webcast:	investor.natera.com
A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's products, commercial partners, user experience, clinical trials, preliminary future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the preliminary financial guidance provided; we may be unable to further increase the use and adoption of Panorama, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including our cancer products; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or other test methods; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, and we may be required to refund reimbursements already received; if third-party payers withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors if the FDA were to begin actively regulating our tests as outlined in the FDA's October 3, 2014 draft guidance, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; and any failure to obtain, maintain, and enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent annual report on Form 10-K. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts
Natera, Inc.
Herm Rosenman, 650 249-9091 ext. 890
hrosenman@natera.com

Mike Brophy, 650 249 9091 ext. 1471
mbrophy@natera.com

Laura Zobkiw, 650-249-9091 ext. 1649
lzobkiw@natera.com

Natera, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$33,985	$28,947
Restricted cash, current portion	1,322	901
Short-term investments	196,597	201,586
Accounts receivable, net of allowance of $1,203 in 2016 and $971 in 2015	6,105	5,862
Inventory	6,689	8,093
Prepaid expenses and other current assets	3,927	5,337
Total current assets	248,625	250,726
Property and equipment, net	15,098	12,710
Restricted cash, long term portion	342	683
Other assets	1,683	1,121
Total assets	$265,748	$265,240
Liabilities, Convertible Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$8,980	$7,332
Accrued compensation	8,899	8,552
Other accrued liabilities	20,715	18,708
Deferred revenue	215	144
Short-term debt financing	42,205	42,090
Warrants	3,139	3,649
Total current liabilities	84,153	80,475
Total liabilities	84,153	80,475
Commitments and contingencies (Note 6)
Stockholders' equity:
Preferred stock, $0.0001 par value: 50,000 shares authorized; no shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.0001 par value: 750,000 and 750,000 shares authorized at March 31, 2016 and December 31, 2015, respectively, 51,039 and 50,346 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	6	5
Additional paid in capital	439,962	436,259
Accumulated deficit	(258,769)	(250,083)
Accumulated other comprehensive income (loss)	396	(1,416)
Total stockholders' equity	181,595	184,765
Total liabilities, convertible preferred stock, and stockholders' equity	$265,748	$265,240

Natera, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31,
	2016	2015
Revenues
Product revenues	$61,136	$46,899
Other revenues	766	536
Total revenues	61,902	47,435
Cost and expenses
Cost of product revenues	32,340	24,843
Research and development	8,759	5,630
Selling, general and administrative	30,408	23,239
Total cost and expenses	71,507	53,712
Loss from operations	(9,605)	(6,277)
Interest expense	(115)	(1,010)
Interest expense from changes in the fair value of long term debt	—	(1,800)
Interest and other income (expense), net	1,035	(917)
Net loss	$(8,685)	$(10,004)
Unrealized gain on available-for-sale securities, net of tax	1,811	—
Comprehensive loss	$(6,874)	$(10,004)

Basic and diluted net loss per share	$(0.17)	$(1.89)

Weighted-average number of shares used in computing basic and diluted net loss per share	50,439	5,289